Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE THURSDAY, APRIL 26, 2007 AT 7:01 AM ET

Contacts:
Kyle Kuvalanka (investors) (617) 761-4734	Jennifer Snyder (media) (617) 444-1439

MILLENNIUM REPORTS STRONG FINANCIAL AND OPERATIONAL RESULTS FOR FIRST QUARTER 2007
–VELCADE® (bortezomib) for Injection U.S. net sales increase 10% year-over-year–
–New molecule advances to oncology development pipeline–
–Company achieves non-GAAP profitability and reduces GAAP net loss for fifth consecutive quarter(1)

Cambridge, Mass., April 26, 2007 -- Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today provided an update on its financial and operational performance for the first quarter of 2007.

“We had an excellent start to 2007, executing well on all fronts – commercial, clinical and financial,” said Deborah Dunsire, M.D., President and Chief Executive Officer, Millennium. “We continue to realize the benefits of the actions we have taken to position Millennium for success, aligned with the vision of building an innovation-driven company to continuously deliver medicines that fundamentally change the lives of patients with cancer and inflammatory diseases.”

“Financially, we delivered strong first-quarter results which reflect both global VELCADE revenue growth and continued expense management,” commented Marsha Fanucci, Chief Financial Officer, Millennium. “These results were once again achieved as we continued to invest in VELCADE, the clinical pipeline and our innovative discovery organization to enable achievement of our goals.”

First-Quarter 2007 Financial Results Compared to First-Quarter 2006 Results

•	The Company achieved non-GAAP net income of $12.7 million compared to non-GAAP net income of $1.0 million in the first quarter of 2006. This significant improvement was primarily due to:
—	VELCADE U.S. net sales of $58.6 million, a 10 percent increase,
—	Royalties of $36.4 million, a 19 percent increase,
—	Net investment income of $15.5 million, a $10.9 million increase,
—	A nine percent planned reduction in non-GAAP research and development expense (R&D) resulting in $69.2 million (corresponding GAAP R&D, including stock-based compensation, decreased 14 percent to $71.2 million),(2) offset in part by
—	Enhanced sales and marketing investment for VELCADE which increased non-GAAP selling, general and administrative expense (SG&A) by 16 percent to $36.2 million (corresponding GAAP SG&A, including stock-based compensation, increased 11 percent to $39.5 million).(2)
•	The Company narrowed GAAP net loss to $6.8 million from $20.8 million in the first quarter of 2006. This result was driven by:
—	The items listed above, and
—	A $5.1 million decrease in stock-based compensation expense, offset by a $2.8 million increase in restructuring charges, both of which are excluded from non-GAAP income.
•	As of March 31, 2007, the Company had $819.2 million in cash, cash equivalents and marketable securities. The outstanding principal amount of convertible debt was $250.0 million. During the first quarter of 2007, the Company retired $99.6 million in convertible debt.

VELCADE Highlights

In January 2007, Millennium and Ortho Biotech Inc. began jointly promoting VELCADE for its approved indications in the U.S. This co-promotion arrangement, coupled with the Company’s sales force expansion in 2006, is expected to enhance the reach and frequency of the promotional effort for VELCADE. The Company believes that these efforts will have increasing impact throughout the year.

“VELCADE showed significant growth driven by our enhanced sales and marketing effort including the co-promotion arrangement with Ortho Biotech Inc.,” said Christophe Bianchi, M.D., Executive Vice President, Commercial Operations, Millennium. “Our market research shows that demand growth was the result of an increase in the number of cycles administered to patients and an increase in the number of relapsed mantle cell lymphoma patients using VELCADE. At the same time, we maintained our market-leading position among patients with previously treated multiple myeloma and experienced unsolicited use in patients with newly diagnosed multiple myeloma and follicular non-Hodgkin’s lymphoma.”

Development Pipeline Highlights

In April 2007, the Company announced the advancement of a new small molecule, MLN4924, a novel inhibitor of Nedd 8 Activating Enzyme (NAE), from discovery to the development pipeline. NAE is an unprecedented target in the protein homeostasis pathway that acts upstream of the proteasome, the target of VELCADE. NAE regulates a subset of proteins that controls the regulation and survival of cancer cells. In xenograft models, MLN4924 has demonstrated significant anti-tumor activity in several solid and liquid tumors. IND-enabling work is ongoing, and a Phase I trial with the molecule is planned for 2008. MLN4924 is the seventh molecule to advance from the Millennium discovery organization to the development pipeline in the past three years.

Findings published in the April 15, 2007 issue of Blood showed that a team of researchers, led by Millennium, discovered biomarkers that may lead to identifying multiple myeloma patients likely to respond to VELCADE. The analyses of tumor samples taken from multiple myeloma patients in VELCADE clinical trials showed that patients with an increased expression of genes in the NFkappa-B and adhesion-molecule pathways may be more sensitive to VELCADE therapy. Additionally, these findings showed that the biomarkers did not predict sensitivity to dexamethasone therapy, indicating that the biomarkers may be specific to VELCADE. These results add to the body of evidence supporting the role of VELCADE as the foundation of therapy for a broad range of multiple myeloma patients. This research, in combination with similar ongoing studies of VELCADE based combinations, may ultimately lead to improved outcomes for patients.

2007 Financial Guidance

The Company is reiterating its financial guidance for 2007 as originally provided on January 4, 2007.

•	VELCADE U.S. net product sales in the range of $240 million to $260 million,
•	Royalties in the range of $140 million to $150 million,
•	Non-GAAP R&D and non-GAAP SG&A expenses of approximately $425 million; the corresponding GAAP R&D and GAAP SG&A expenses, which include stock-based compensation expenses, in the range of $455 million to $465 million,
•	Non-GAAP net income in the range of $10 million to $20 million,
•	GAAP net loss in the range of $60 million to $90 million, with the difference between the GAAP net loss and non-GAAP net income attributable to stock-based compensation expense, amortization of intangibles and restructuring(3), and
•	Cash, cash equivalents and marketable securities greater than $800 million on December 31, 2007.

Conference Call and Presentation Reminder

Dr. Dunsire and members of the Millennium leadership team will present additional detail on these financial and operational results this morning, April 26, 2007. A conference call and accompanying slides will be webcast live at 8:00 a.m. ET and may be accessed by visiting the Investors section of the Company’s website at: www.millennium.com.

About VELCADE

VELCADE is being co-developed by Millennium Pharmaceuticals, Inc. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C. Millennium is responsible for commercialization of VELCADE in the U.S.; Janssen-Cilag is responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for commercialization in Japan. For a limited period of time, Millennium and Ortho Biotech Inc. will co-promote VELCADE in the U.S. VELCADE is approved in more than 80 countries worldwide.

In the U.S., VELCADE is indicated for the treatment of patients with multiple myeloma who have received at least one prior therapy. VELCADE is indicated for the treatment of patients with mantle cell lymphoma who have received at least one prior therapy. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol. VELCADE should be administered under the supervision of a physician experienced in the use of antineoplastic therapy. In the European Union, VELCADE is approved for patients with multiple myeloma after first relapse.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, hypotension observed throughout therapy, cardiac and pulmonary disorders, gastrointestinal adverse events, thrombocytopenia, neutropenia and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE. Cases of severe sensory and motor peripheral neuropathy have been reported. The long-term outcome of peripheral neuropathy has not been studied in mantle cell lymphoma. Acute development or exacerbation of congestive heart failure, and/or new onset of decreased left ventricular ejection fraction has been reported, including reports in patients with few or no risk factors for decreased left ventricular ejection fraction. There have been rare reports of acute diffuse infiltrative pulmonary disease of unknown etiology such as pneumonitis, interstitial pneumonia, lung infiltration and Acute Respiratory Distress Syndrome in patients receiving VELCADE. Some of these events have been fatal. A higher proportion of these events have been reported in Japan. There have been rare reports of RPLS in patients receiving VELCADE. RPLS is a rare, reversible, neurological disorder which can present with seizure, hypertension, headache, lethargy, confusion, blindness, and other visual and neurological disturbances. VELCADE is associated with thrombocytopenia and neutropenia. There have been reports of gastrointestinal and intracerebral hemorrhage in association with VELCADE. Transfusions may be considered. Complete blood counts (CBC) should be frequently monitored during treatment with VELCADE. Rare cases of acute liver failure have been reported in patients receiving multiple concomitant medications and with serious underlying medical conditions.

Safety Data: In 1163 patients in multiple myeloma and mantle cell lymphoma studies, the most commonly reported adverse events were asthenic conditions (64%), nausea (55%), diarrhea (52%), constipation (41%), peripheral neuropathy (39%), thrombocytopenia (36%), appetite decrease, including reports of anorexia (36%), pyrexia (34%), vomiting (33%) and anemia (29%). Twenty percent of patients reported at least one episode of grade 4 toxicity; the most common grade 4 toxicities were thrombocytopenia (5%) and neutropenia (3%). Fifty percent of patients reported serious adverse events. The most commonly reported serious adverse events were pneumonia (7%), pyrexia (6%), diarrhea (5%), vomiting (4%), and nausea, dehydration, dyspnea and thrombocytopenia (each 3%).

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-866-VELCADE (1-866-835-2233).

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. Millennium’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates. Millennium’s website is www.millennium.com.

This press release contains “forward-looking statements,” including statements about the Company’s growth, future operating results, discovery, development of products and strategic alliances. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third-party reimbursement rates; the commercial success of VELCADE and INTEGRILIN® (eptifibatide) Injection; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Editors’ Note: This press release is also available under the Media section of the Company’s website at: www.millennium.com.

(1)Non-GAAP net income, non-GAAP profitability, non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (GAAP). Please see the Form 8-K, furnished on April 26, 2007, by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

(2)The Company adopted Statement of Financial Accounting Standards No. 123R (SFAS 123R) as of January 1, 2006 and now records stock-based compensation expense in its statement of operations. Although this expense is a significant ongoing expense affecting the Company’s results of operations, the Company excludes this charge from its non-GAAP R&D, non-GAAP SG&A, non-GAAP net income (loss) because: (1) the Company’s management excludes this expense from the Company’s budget and planning process used to allocate resources in the Company’s ongoing portfolio prioritization efforts, (2) the Company believes that excluding this expense could be helpful in comparing the Company’s financial results to periods prior to January 1, 2006 because stock-based compensation charges are excluded in the various operating expense categories and (3) as a result of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that excluding stock-based compensation may enable useful comparisons of the Company’s operating results to its competitors. Non-GAAP net income (loss) and other non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for GAAP.

(3)GAAP net loss for 2007 includes amortization of intangibles of approximately $34 million in 2007, restructuring charges of between $15 million and $25 million in 2007 and stock-based compensation expense of between $30 million and $40 million. There could be additional charges excluded from the Company’s GAAP net loss to arrive at non-GAAP net income and that are dependent on unknown future events and are difficult to predict and estimate at this time.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2007	2006
(in thousands, except per share amounts)
Revenues:
Net product sales	$58,640	$53,373
Revenue under strategic alliances	15,714	38,629
Royalties	36,370	30,473

Total revenues	110,724	122,475

Costs and Expenses:
Cost of sales	5,358	15,828
Research and development (Note 1)	71,229	82,598
Selling, general and administrative (Note 1)	39,525	35,465
Restructuring	5,611	2,831
Amortization of intangibles	8,487	8,487

Total costs and expenses	130,210	145,209

Loss from operations	(19,486)	(22,734)

Other Income (expense):
Investment income, net	15,495	4,625
Interest expense	(2,787)	(2,732)

Net loss	$(6,778)	$(20,841)

Amounts per common share:
Net loss per share, basic and diluted	$(0.02)	$(0.07)

Weighted average shares, basic and diluted	316,072	311,823

Note 1: In accordance with SFAS 123R stock-based compensation expense of $5,402 and $10,500 for the three months ended March 31, 2007 and March 31, 2006, respectively, is allocated between research and development and selling, general and administrative expense lines as follows:

	Three Months Ended March 31,
	2007	2006
Research and development	$2,055	$6,334
Selling, general and administrative	3,347	4,166

	$5,402	$10,500

Millennium Pharmaceuticals, Inc.
Reconciliation of Non-GAAP to GAAP (Note 1)
(unaudited)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2007
	Non-GAAP (Note 2)	Non-GAAP	Stock-based Compensation	Restructuring	Amortization of Intangibles	GAAP
(in thousands, except per share amounts)
Revenues:
Net product sales	$53,373	$58,640	$—	$—	$—	$58,640
Revenue under strategic alliances	38,629	15,714	—	—	—	15,714
Royalties	30,473	36,370	—	—	—	36,370

Total revenues	122,475	110,724	—	—	—	110,724

Costs and expenses:
Cost of sales	15,828	5,358	—	—	—	5,358
Research and development	76,264	69,174	2,055	—	—	71,229
Selling, general and administrative	31,299	36,178	3,347	—	—	39,525
Restructuring	—	—	—	5,611	—	5,611
Amortization of intangibles	—	—	—	—	8,487	8,487

Total costs and expenses	123,391	110,710	5,402	5,611	8,487	130,210

Income (loss) from operations	(916)	14	(5,402)	(5,611)	(8,487)	(19,486)

Other income (expense):
Investment income, net	4,625	15,495	—	—	—	15,495
Interest expense	(2,732)	(2,787)	—	—	—	(2,787)

Net income (loss)	$977	$12,722	$(5,402)	$(5,611)	$(8,487)	$(6,778)

Amounts per common share:
Net income (loss) per share, basic and diluted	$0.00	$0.04	$(0.01)	$(0.02)	$(0.03)	$(0.02)

Weighted average shares, basic	311,823	316,072	316,072	316,072	316,072	316,072

Weighted average shares, diluted	314,025	319,484	316,072	316,072	316,072	316,072

Note 1: Stock-based compensation, amortization of intangibles and restructuring charges are deducted in accordance with generally accepted accounting principles in the United States (GAAP) to arrive at GAAP reported net loss for the periods presented.

Note 2: Excludes stock-based compensation of $10,500, restructuring charges of $2,831 and amortization of intangibles of $8,487 for the three months ended March 31, 2006.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31, 2007	December 31, 2006
(in thousands)
Cash, cash equivalents and marketable securities	$819,169	$894,349
Other current assets	95,018	121,305
Property and equipment, net	145,796	153,349
Restricted cash and other assets	38,985	35,500
Goodwill and intangible assets, net	1,539,623	1,547,309

Total assets	$2,638,591	$2,751,812

Current liabilities	$103,422	$125,948
Current portion of long term debt	—	99,571
Other long term liabilities	57,242	56,075
Capital lease obligations, net of current portion	74,735	75,041
Long term debt, net of current portion	250,000	250,000
Stockholders' equity	2,153,192	2,145,177

Total liabilities and stockholders' equity	$2,638,591	$2,751,812